Exhibit 99.1

PRESS RELEASE

PRESS RELEASE

For Immediate Release: November 12, 2004

Contact:
Mona Taylor	512-633-4708
Wayne Fleenor	512-565-7527

Cap Rock Energy Requests Hearing Before State

Office of Administrative Hearing

Midland, TX  – Officials with Cap Rock Energy today requested a hearing before the State Office of Administrative Hearing (SOAH) to review two Notices of Violation (NOV) the Company received in late September from the Public Utility Commission of Texas (PUCT).

“On behalf of our customers and shareholders, Cap Rock Energy has worked diligently and in good faith with the PUCT staff to resolve these issues but have been unable to do so,” said Will West, Vice-President/Chief Strategic Officer.  “We recognize that Cap Rock Energy – in transitioning between regulatory authorities – presents new challenges for state regulators.  Therefore, we believe a hearing before an administrative law judge is the appropriate venue for this matter.”

The appealed notices cite Cap Rock Energy for charging late fees to residential customers who did not pay their bills on time, and for charging a regulatory surcharge to customers to recover costs incurred in a prior PUCT proceeding.  Both actions were taken in accordance with Cap Rock’s tariff that had been adopted by its Board. Once Cap Rock came under the regulatory authority of the PUCT on September 1, 2003, it filed those tariffs with the PUCT.

After receiving the PUCT’s Staff recommendation concerning the tariffs in February 2004, we proposed amendments to the tariffs to make all of the changes suggested by the PUCT staff and our those amendments have been filed and awaiting PUCT approval since March,” said Ronnie Lyon, VP and General Counsel of Cap Rock. “Until the amended tariffs are approved, Cap Rock Energy has continued to operate under its existing, legally adopted and approved tariff.”

Added West, “Cap Rock Energy is following the letter and spirit of the law in awaiting PUCT approval of our amended tariff to implement the changes.  We look forward to presenting our case before an administrative law judge and receiving a fair and equitable disposition of this issue on behalf of our customers, employees and shareholders.”

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas. Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas. The Company also provides management services to the Farmersville Municipal Electric System. The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.